EXHIBIT 2

                                      -V-

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       ACTION PERFORMANCE COMPANIES, INC.

                                   ("PARENT"),

                       GORACING INTERACTIVE SERVICES, INC.

                                  ("COMPANY"),

                          LEISUREPLANET HOLDINGS, LTD.

                               ("LEISUREPLANET"),

                                       AND

                              FANTASY SPORTS, INC.,

                                    ("BUYER")

                          DATED AS OF NOVEMBER 16, 2000


                                      -VI-

                                TABLE OF CONTENTS

                                                                               PAGE
Article I.  Definitions. 12
Article II.  Sale and Purchase of Assets.........................................15
         2.1      Sale of Transferred Assets.....................................15

                  (a)      Personal Property.....................................15

                  (b)      Cash and Cash Equivalents.............................15

                  (c)      Receivables...........................................15

                  (d)      Lease.................................................16

                  (e)      Contracts.............................................16

                  (f)      Licenses and Permits..................................16

                  (g)      Intellectual Property.................................16

                  (h)      Intangible Assets.....................................16

                  (i)      Records and Documents.................................17

                  (j)      Telephone Numbers; Advertising Material...............17

                  (k)      Name..................................................17

                  (l)      Prepaid Expenses......................................17

                  (m)      Rights of Recovery....................................17

         2.2      Method of Conveyance...........................................17

         2.3      Assumed Obligations............................................17

         2.4      Excluded Obligations...........................................18

         2.5      Closing Date...................................................18

         2.6      Purchase Price.................................................18

         2.7      Payment Terms..................................................18

         2.8      Allocation of Consideration....................................18
Article III.  Representations and Warranties.....................................19

         3.1      Company and Parent.............................................19

                  (a)      Organization and Qualification........................19

                  (b)      Authorization; No Restrictions, Consents or Approvals.19

                  (c)      Absence of Certain Changes............................20

                  (d)      Taxes.................................................20

                  (e)      Title to Transferred Assets...........................21

                  (f)      Leases................................................21

                  (g)      Contracts and Other Documents.........................22

                  (h)      Labor Difficulties....................................22

                  (i)      ERISA; Employee Benefit Plans.........................23

                  (j)      Employees.............................................24

                  (k)      Licenses and Permits..................................25

                  (l)      Receivables...........................................25

                  (m)      Absence of Undisclosed Liabilities....................26

                  (n)      Compliance With Law...................................26

                  (o)      Intellectual Property and Intangible Assets...........26

                  (p)      Pending Litigation....................................26

                  (q)      Transferred Assets; Ownership of Assets and Rights....27

                  (r)      Financial Statements..................................27

                  (s)      Related Party Transactions............................28

                  (t)      Delivery of Documents.................................28

                  (u)      No Misstatements or Omissions.........................28

         3.2      Buyer..........................................................28

                  (a)      Organization and Qualification........................28

                  (b)      Authorization; No Restrictions, Consents or Approvals.29

                  (c)      Financial Statements..................................29

                  (d)      Pending Litigation....................................30

                  (e)      Compliance With Law...................................30

                  (f)      Capitalization of Leisureplanet.......................30

                  (g)      No Misstatements or Omissions.........................30

Article IV.  Environmental Matters. 31
Article V.  Additional Covenants.   31
         5.1      Covenant Not to Compete........................................31

         5.2      Purchase of Products from Parent...............................31

         5.3      Providing of Web-Hosting Services..............................32

         5.4      Employees and Employee Benefit Matters.........................32

                  (a)      Employees.............................................32

                  (b)      Employees' Employment.................................32

                  (c)      Worker's Compensation.................................32

                  (d)      Annual Bonuses and Outstanding Commissions............32

                  (e)      Administration........................................33

         5.5      Use of Name....................................................33

         5.6      Further Assurances.............................................33

Article VI.  The Closing.  33
Article VII.  Survival of Representations and Warranties; Indemnification........34
         7.1      Survival of Representations and Warranties and Covenants.......34

         7.2      Indemnification by Company and Parent..........................34

         7.3      Escrow Fund; Non-Exclusive Remedy..............................34

         7.4      Escrow Period..................................................35

         7.5      Claims upon Escrow.............................................35

         7.6      Objections to Claims...........................................35

         7.7      Indemnification by Leisureplanet and Buyer.....................36

         7.8      Enforcement of Agreement--Indemnification......................36

         7.9      Indemnification Payments.......................................36

         7.10     Defense of Claims..............................................36

         7.11     Remedies Exclusive; Duty to Mitigate...........................38

         7.12     Subrogation....................................................38

Article VIII.  Brokerage.  38
         8.1      Finders and Brokers Fees.......................................38

Article IX.  General Provisions.    39
         9.1      Sales and Transfer Taxes.......................................39

         9.2      No Third Party Beneficiaries...................................39

         9.3      Expenses of the Parties; Certain Litigation....................39

         9.4      Amendment and Waiver...........................................39

         9.5      Miscellaneous..................................................40

         9.6      Binding Effect.................................................40

         9.7      Publicity......................................................40

         9.8      Complete Agreement.............................................40

         9.9      Notices........................................................40

         9.10     Assignment.....................................................41

         9.11     Severability...................................................42

         9.12     Choice of Law; Choice of Forum.................................42

                  (a)      Applicable Law........................................42

                  (b)      Dispute Resolution....................................42

         9.13     Resolution of Conflicts; Arbitration...........................42

EXHIBITS

         Exhibit A:        Knowledge of Parent; Knowledge of Company

         Exhibit B:        Form of Instrument of Transfer,  Assignment and Assumption  Agreement
                           (Transferred  Assets and Assumed Obligations)
         Exhibit C:        Form of Trademark Assignment
         Exhibit D:        Form of Landlord Estoppel and Consent, and
                           Form of Lease Assignment
         Exhibit E:        Form of Consent and Assignment (Contracts)
         Exhibit F:        Escrow Agreement


                                    Schedules

         Schedule 2.1:     Transferred Assets
         Schedule 2.3:     Assumed Obligations
         Schedule 3.1:     Delivery of Documents
         Schedule 5.4:     Employment Agreements

                                      -xi-

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") made and entered into as of November 16, 2000 at 5:00 p.m. EST ("Effective Date"), is by and among Action Performance Companies, Inc., an Arizona corporation ("PARENT"); goracing Interactive Services, Inc., an Arizona corporation ("COMPANY"); Leisureplanet Holdings, Ltd., a company organized and operating under the laws of Bermuda ("LEISUREPLANET"); and Fantasy Sports, Inc., a Delaware corporation ("BUYER").

         WHEREAS, Company owns and operates the Business;
         WHEREAS, Parent is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding capital stock of Company;

         WHEREAS, Leisureplanet is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding capital stock of Buyer; and

         WHEREAS, subject to the foregoing, Company desires to sell and Buyer desires to purchase the Transferred Assets and assume the Assumed Obligations, in accordance with the terms hereinafter contained.

         NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

I        DEFINITIONS.

         When used in this Agreement and the above Recitals, the following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them:

"Additional Agreements" means the Assignment and Assumption Agreement, the Trademark Assignment, Domain Name Assignment and Assignment and Assumption of Lease and any other documents, certificates and agreements necessary to facilitate the transfer of the Transferred Assets as contemplated by this Agreement.
"Affiliate" or "Affiliates"  means, with respect to any Person,  any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. As used in this definition of Affiliate, the term "control" (including "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee, by contract, or otherwise.
"Agreement" shall have the meaning given to such term in the Preamble. "Assignment and Assumption Agreement" means the Instrument of Transfer,
Assignment and Assumption Agreement (Transferred Assets and Assumed Obligations), in the form attached hereto as Exhibit B and incorporated herein by reference.
"Assumed Obligations" shall have the meaning given to such term in Section 2.4.

"Business" means the enterprise commonly referred to as Fantasy Sports Enterprises that: (i) was acquired by the Company in the Asset Purchase Agreement dated October 15, 1999 by and between goracing.com, inc., goracing Interactive Services, Inc., Fantasy Sports Enterprises, Inc., Greg S. Liegey and Robyn C. Liegey, plus further development, marketing and maintenance performed by Company to date relating specifically to Fantasy Sports Enterprises; and (ii) specifically includes the Fantasy Cup Auto Racing and Fantasy Cup College Football games; but (iii) does not include the manufacture, sale, marketing or distribution of motorsports-related merchandise utilizing the intellectual property rights owned or controlled, now or in the future, by Parent or any of Parent's Affiliates and (iv) does not include any other enterprises or operations of goracing Interactive Services, Inc. (e.g. goracing.com).
"Buyer" shall have the meaning given to such term in the Preamble.
"Claim" or "Claims" means any claim, demand, action, cause of action, suit, enforcement action or proceeding, whether in law or in equity. "Closing" shall have the meaning given to such term in Section 2.6 of this Agreement. "Closing Agenda" means the closing agenda dated as of the Closing, a copy of which is attached to this Agreement as Exhibit H.
"Closing Date" shall have the meaning given to such term in Section 2.6 of this Agreement. "Company" shall have the meaning given to such term in the Preamble. "Contracts" shall have the meaning given to such term in Section 2.1(e). "Employee Benefit Plan(s)" shall have the meaning given to such term in Section 3.1(i). "Employees" shall have the meaning given to such term in Section 5.2(a). "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof. "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. "Escrow Agent" shall have the meaning assigned to it in the Escrow Agreement. "Escrow Agreement" means the Escrow Agreement, in the form attached hereto as Exhibit J and incorporated herein by reference. "Escrow Fund" means the $250,000 of the Purchase Price to be held in Escrow for the Escrow Period. "Excluded Assets" means those assets of Company with respect to the Business which are not part of the Transferred Assets.
"Excluded Obligations" means those obligations of Company with respect to the Business which are not part of the Assumed Obligations. "Financial Statements" means the financial statements of Company with respect to the Business described in Section 3.1(t).
"Governmental Authority" or "Governmental Authorities" means any government, any governmental entity, department, authority, commission, board, agency or instrumentality, and any judicial or administrative court, tribunal or judicial or arbitral body, whether foreign, supra-national, federal, state or local.
"Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
"Indemnified Losses" means losses, damages, costs, Claims, expenses, liabilities, Taxes, interest, penalties, suits, judgments, orders, Liens, obligations and claims of any kind, whether administrative, judicial or otherwise, including, without limitation, the costs and expenses of assessments, settlements, investigations and compromises and also including, without limitation, reasonable attorneys', consultants', accountants' and expert witness fees and expenses, but excluding any special, indirect or consequential damages and any damages for lost profits related to Claims.
"Intangible Assets" shall have the meaning given to such term in Section 2.1(h). "Intellectual Property" shall have the meaning given to such term in Section 2.1(g). "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended. "IRS" shall mean the Internal Revenue Service.
"Knowledge" means with respect to Company, the actual Knowledge of the individuals listed on Exhibit A, and with respect to Parent, the actual Knowledge of the individual listed on Exhibit A.
"Laws" means applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar Person established by any such governmental or political subdivision or agency thereof, including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes.
"Lease(s)" shall have the meaning given to such term in Section 2.1(d).
"Leased Premises" shall have the meaning given to such term in Section 3.1(f). "Leisureplanet" shall have the meaning given to such term in the Preamble. "Leisureplanet Financial Statements" means the financial statements of Leisureplanet described in Section 3.2(c).
"Leisureplanet Indemnitees(s)" shall have the meaning given to such term in
Section 7.2.
"Liability" means any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.
"Licenses and Permits" means licenses, franchises, registrations, permits, approvals, certificates, certifications and other authorizations from all applicable Governmental Authorities which are necessary for the conduct of the Business by Company and the conduct, ownership, use, occupancy or operation of the Transferred Assets on the Closing Date.
"Liens" means liens, encumbrances, claims, charges, security interests, rights of the Business and any third party, rights of redemption, equities, and any other restrictions or limitations of any kind or nature whatsoever.
"Material Adverse Effect" (including all derivations thereof) means a material adverse effect to the operations, financial condition, assets or properties of Company with respect to the Business, each taken as a whole.
"Notice" shall have the meaning given to such term in Section 9.9.
"Parent" shall have the meaning given to such term in the Preamble.
"Person" means any individual, corporation, limited liability company, partnership, trust, estate, unincorporated association or other entity. "Personal Property" shall have the meaning given to such term in Section 2.1(a). "Purchase Price" shall have the meaning given to such term in Section 2.7. "Receivables" shall have the meaning given to such term in Section 2.1(b). "Return" means any report, return, statement or other information required to be
supplied  to  a  Governmental   Authority  in  connection  with  Taxes.
"Seller Indemnitee(s)" shall have the meaning given to such term in Section 7.3. "Shares" shall have the meaning given to such term in Section 2.7.
"Taxes" shall have the meaning given to such term in Section 3.1(d). "Transaction Documents" means this Agreement and the Additional Agreements. "Transferred Assets" shall have the meaning given to such term in Section 2.1.

II SALE AND PURCHASE OF ASSETS.
-------------------------------

1        SALE OF TRANSFERRED ASSETS.
         ---------------------------
         On the terms and subject to the conditions set forth in this Agreement, Company will sell, convey, transfer and assign to Buyer, and Buyer will purchase and accept from Company, all right, title and interest of Company in and to those assets and rights of Company that are used in the Business at the Closing, and are described in subsections (a) through (o) hereof and are set forth on
Schedule 2.1, and excluding the Excluded Assets, (collectively, the "TRANSFERRED ASSETS"), free and clear of all Liens, except as otherwise disclosed in the Company Disclosure Memorandum:

(1)      PERSONAL PROPERTY.
         -----------------
         The machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, spare parts, vehicles and other items of tangible personal property owned or leased by Company that are located at its York, Pennsylvania facility and are used in the Business and listed on Schedule 2.1(a) (the "PERSONAL PROPERTY").

(A)      CASH AND CASH EQUIVALENTS.
         --------------------------
         The cash and cash equivalents of Company at the Closing Date with respect to the Business (collectively, the "CASH"), which shall be in a minimum amount of $750,000.

(2)      RECEIVABLES.
         -----------

         The notes receivable and accounts receivable of Company with respect to the Business in existence at the Closing and listed on Sechedule 2.1(c) (collectively, the "RECEIVABLES").

(3)      LEASE.
         -----

         The leasehold interest in the York, Pennsylvania real property located at 2007 rear, 2009 and 2013 Industrial Highway, York, Pennsylvania leased from a third party (subject to lessor approval), and all of Company's right, title and interest in and to all improvements thereon, together with all easements, rights of way, licenses and other interest therein.

(4)      CONTRACTS.
         ---------
         The rights and benefits of Company under the contracts, agreements, personal property leases, the Ned Jarrett and Mark Garrow agreements, vendor agreements, consulting agreements, guaranties, purchase orders and commitments, leases, non-compete agreements, licenses, indemnities, commitments, arrangements, purchase and sale orders, and all contracts which were entered into by Company with an officer, director or significant employee of Company, as set forth on Schedule 2.1(e); in each case to the extent such rights and benefits relate solely to the Business and are in existence on the Closing and may be transferred according to their terms, but specifically excluding therefrom this Agreement and the Additional Agreements (the "CONTRACTS").

(5)      LICENSES AND PERMITS.
         --------------------
         The Licenses and Permits listed on Schedule 2.1(f), to the extent such assignment or transfer is permitted by applicable law.

(6)      INTELLECTUAL PROPERTY.
         ---------------------
         The patents, copyrights, trademarks, trade names, domain name registrations, service marks (including the trademark and name "Fantasy Sports Enterprises" or any derivation thereof), logos and slogans, trade secrets, know-how, ideas, designs, processes, procedures, algorithms, discoveries or inventions listed on Schedule 2.1(g), including all rights and benefits thereto, owned or controlled by Company and used exclusively in the Business, as to which Company has rights as a licensee or otherwise that may be transferred, and all of the goodwill associated therewith (collectively, the "INTELLECTUAL PROPERTY").

(7)      INTANGIBLE ASSETS.
         -----------------
         The confidential information, customer lists, supplier lists, mailing lists, sales records and order information, restrictive covenants or indemnity rights of Company with respect to Business, all computer software (including documentation and related object and source codes) used exclusively in the Business, all confidentiality obligations and similar obligations of present and former officers and employees of Company with respect to the Business, and all other information related exclusively to the Transferred Assets or the Business, in each case whether owned outright by Company or as to which Company has rights as a licensee or otherwise, and all of the goodwill associated therewith (collectively, the "INTANGIBLE ASSETS").

(8)      RECORDS AND DOCUMENTS.
         ---------------------
         The books, files, papers, technical and research analyses, sales, marketing and other studies, data and plans, records and other data of Company related exclusively to the Business (excluding generally income tax records), (collectively, the "RECORDS"), provided that Company and Parent shall have the right, after the Closing, to access the Records and any other information Company or Parent needs to access in order to comply with or respond to any audit or other inquiry, discovery or investigation.

(9)      TELEPHONE NUMBERS; ADVERTISING MATERIAL.
         ---------------------------------------
         All rights and benefits of Company in and to telephone and facsimile numbers, e-mail and website addresses and directory listings, supplies, catalogs, brochures, art work, photographs and advertising and promotional materials of Company relating exclusively to the Business to the extent set forth on Schedule 2.1(j).

(10)     NAME.
         ----
         All right, title and interest of Company in and to the business name "Fantasy Sports Enterprises, Inc.", and all similar names thereto, and all goodwill associated therewith.

(11)     PREPAID EXPENSES.
         ----------------
         All right, title and interest of Company in and to all prepaid expenses, advances, deposits, promotional discounts, rebates, refunds and all similar rights and claims relating to the Business to the extent set forth on
Schedule 2.1(l).

(12)     RIGHTS OF RECOVERY.
         ------------------
         The causes of action, judgments, settlements, claims, indemnity or other rights of Company that relate exclusively to the Business or the Transferred Assets set forth on Schedule 2.1(m) and all claims, suits, rights, awards, insurance proceeds, and similar assets or rights of Company with respect to the Business or the Transferred Assets, except to the extent any of the foregoing relate to Excluded Obligations or Excluded Assets.

2        METHOD OF CONVEYANCE.
         ---------------------
         Upon payment of the Purchase Price described in Section 2.6, Company shall sell, transfer, convey, assign and deliver to Buyer all of its right, title and interest in all of the Transferred Assets free and clear of any and all Liens, except as disclosed in the Company Disclosure Memorandum, by Company's execution and delivery of an Assignment and Assumption Agreement, Trade Mark Assignment, Lease Assignment and other instruments of conveyance and transfer listed in the Closing Agenda.

1.2      ASSUMED OBLIGATIONS.
         --------------------
         At the Closing, Buyer shall assume and agree to pay or perform, as appropriate, the following obligations and liabilities of Company and the Business (the "ASSUMED

OBLIGATIONS"): (a) any and all liabilities, obligations and commitments arising out of, or resulting from, the operation of the Business or the ownership or use of the Transferred Assets (including any Licenses and Permits, Contracts and Leases) arising or to be performed after the Closing Date; (b) liabilities in respect of employees of the Business arising after the Closing Date as provided in Section 5.4; and (c) any and all liabilities listed on Schedule 2.4.

3        EXCLUDED OBLIGATIONS.
         ---------------------
         Buyer is not assuming, and Company shall remain fully responsible for, all indebtedness, liabilities, obligations, contracts and commitments of Company and any predecessors in interest of the Business, known or unknown, fixed or contingent, arising out of or resulting from the operation of the Business or the ownership or use of the Transferred Assets on or before the Closing Date, that are not Assumed Obligations (the "EXCLUDED Obligations").

4        CLOSING DATE.
         -------------
         The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at 10:00 am on the Closing Date, at the offices of Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York or at such other date, time and place as may be agreed upon by the parties.

5        PURCHASE PRICE.
         --------------
         The aggregate consideration for the Transferred Assets and the covenant not to compete, as defined in Section 5.1, shall be the aggregate sum of Four Million Two Hundred Thousand and 00/100 United States Dollars (US$4,200,000.00) and the Assumed Obligations (the "PURCHASE PRICE").

6        PAYMENT TERMS.
         -------------
         The Purchase Price shall be payable by Leisureplanet and Buyer to Company at the Closing by delivery to Company by wire transfer, in immediately available funds, of Four Million Two Hundred Thousand and 00/100 United States Dollars (US$4,200,000.00) and the assumption of the Assumed Obligations.

7        ALLOCATION OF CONSIDERATION.
         ----------------------------
         For purposes of complying with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), the Purchase Price shall be allocated among each class of the assets being transferred by Company ("Consideration Allocation Schedule"). The Consideration Allocation Schedule shall, no later than four weeks from the date of this Agreement, be prepared by Buyer with Company's assistance and provided to Company for Company's approval, which approval shall not be unreasonably withheld. Company and Buyer shall prepare their federal, state, local and foreign income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state, local and foreign forms) with respect to the transfer of the assets to Buyer in a manner consistent with the Consideration Allocation Schedule. If any governmental entity challenges such allocation, the party first receiving notice of such challenge shall give the other party prompt notice of such challenge, and Company and Buyer shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the Consideration Allocation Schedule. Neither Company nor Buyer shall report the allocation of the Purchase Price in a manner inconsistent with the Consideration Allocation Schedule.

III      REPRESENTATIONS AND WARRANTIES.
         -------------------------------

1        COMPANY AND PARENT.
         -------------------
         Company has prepared and delivered to Leisureplanet and Buyer a disclosure memorandum (the "COMPANY DISCLOSURE MEMORANDUM") setting forth any and all exceptions to the representations and warranties of Company or Parent contained in this Agreement.

         Subject to the exceptions and qualifications set forth in Company Disclosure Memorandum, Company and Parent, jointly and severally, hereby represent and warrant to Leisureplanet and Buyer as follows:

(1)      ORGANIZATION AND QUALIFICATION.
         ------------------------------
         Company is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Company is qualified or licensed to do business in those jurisdictions (which are identified in Company Disclosure Memorandum) where the conduct of the Business requires it to be licensed or qualified, except where the failure to do so would not have a Material Adverse Effect resulting from, related to or arising out of the imposition of any Taxes other than income or income based Taxes. Company has the corporate power and authority to own or lease those properties currently owned or leased by it, and to conduct those businesses presently conducted by it. Parent is record and beneficial owner of 100% of the issued and outstanding capital stock of Company free and clear of all encumbrances.

(2)      AUTHORIZATION; NO RESTRICTIONS, CONSENTS OR APPROVALS.
         -----------------------------------------------------
         Company and Parent each has the corporate power and authority to enter into and perform the Transaction Documents to which it is a party to perform its obligations thereunder, and to consummate the transactions contemplated thereby. All corporate action necessary to authorize the execution and delivery by Company and Parent, as applicable, of the Transaction Documents and the performance by them of their respective obligations thereunder has been duly taken. Each of the Transaction Documents to which Company or Parent is a party has been duly executed by Company or Parent, as applicable, and constitutes its legal, valid, binding obligation, enforceable against it, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. The execution and delivery of the Transaction Documents, the sale of the Transferred Assets and the consummation by Company of the transactions contemplated thereby, do not (i) conflict with or violate any of the terms of the Certificate of Incorporation and By-Laws of Company or Parent,
(ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which Company or Parent is bound or to which any property of Company or Parent is subject, or constitute a default thereunder,
(iii) result in the creation or imposition of any Lien on any of the Transferred Assets, or (iv) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other authorization from a Governmental Authority to which Company or Parent is a party or by which Company or Parent may be bound, or result in the violation by Company or Parent of any Laws to which Company or Parent or any assets of Company or Parent may be subject, which would have a Material Adverse Effect on the transactions contemplated herein. Other than the transfer of Licenses and Permits, no Governmental Authority authorization, approval, order, consent, or filing is required, including, without limitation, any filings which may be required under the Laws, on the part of Company or Parent in connection with the execution, delivery, and performance of the Transaction Documents.

(3)      ABSENCE OF CERTAIN CHANGES.
         --------------------------
         Since September 30, 2000, (i) no event, condition or circumstance has occurred that would have a Material Adverse Effect on Company relating to the Business or Transferred Assets or Assumed Obligations, or on the condition (financial or otherwise) or results of operations of Company relating to the Business; and (ii) Company has conducted the Business in the ordinary course and consistent with past practice. As amplification and not in limitation of the foregoing, since September 30, 2000, Company has not (A) made any change in any method of accounting or accounting practice, principle or policy used by Company with respect to the Business, (B) incurred any indebtedness, obligation or liability with respect to the Business or paid, satisfied or discharged any indebtedness, obligation or liability with respect to the Business prior to the due date or maturity thereof, except current indebtedness, obligations and liabilities in the ordinary course of business, or (C) made any change or modification in any manner of Company's (x) billing and collection policies, procedures and practices with respect to the Business applicable to accounts receivable or unbilled charges, (y) policies, procedures and practices of Company with respect to the Business relating to the provision of discounts, rebates or allowances, or (z) payment policies, procedures and practices of Company relating to the Business relating to accounts payable.

(4)      TAXES.
         -----
         Company has timely filed (timely being understood to include all properly granted extensions) all returns required to be filed by it on or before the Closing Date with respect to all federal, state, local and foreign income, payroll, employment, unemployment, withholding, excise, sales, personal property, use, business and occupation, franchise and occupancy, real estate, or other taxes pertaining only and specifically to the Business or the Transferred Assets (all of the foregoing taxes including interest and penalties thereon and including estimated taxes, being hereinafter collectively the "TAXES"). All such returns were correct and complete in all material respects, and all Taxes which are due or which may be claimed to be due have been paid. Company has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by Law to be withheld or collected with respect to the Business. Company is not a party to or has received any notice with respect to any pending or, to Company's Knowledge, proposed, action by any Governmental Authority for assessment or collection of Taxes, or is party to any dispute or, to Company's Knowledge, threatened dispute and Company has not received a notice of any such claim for assessment or collection of Taxes. There are no Liens for Taxes upon any of the Transferred Assets other than those identified in Company Disclosure Memorandum . Company has no liability for unpaid Taxes with respect to the Business under Treasury Regulation section 1.1502-6 (or any similar provision of state or foreign law), or under any other provision of law or tax sharing, tax indemnity or similar contract.

(5)      TITLE TO TRANSFERRED ASSETS.
         ---------------------------
         Company has good and marketable title to all of the Transferred Assets, free and clear of any Liens. The Transferred Assets do not include any real property owned by Company.

(6)      LEASES.
         ------
         Company Disclosure Memorandum sets forth a complete and accurate listing or description of all real property Leases to which Company is a party with respect to the Business. Company Disclosure Memorandum lists the location of all of the leased premises (the "LEASED PREMISES"), the dates of the Lease and any and all amendments thereto. Each of the Leases is valid, binding and enforceable against Company in accordance with its terms, and is in full force and effect; there are no existing defaults on the part of Company or, to Company's Knowledge, any other party, under any Lease; each such Lease will, subject to obtaining any consent listed in Company Disclosure Memorandum, continue to be in full force and effect on the same terms and conditions immediately after the Closing without the need for any action on the part of Leisureplanet or Buyer, except for Buyer's performance of the Assumed Obligations. Company's interest in each of the Leases is free and clear of all Liens. Company has not granted to any Person any right to the possession, use, occupancy or enjoyment of the Leased Premises; and Company lawfully maintains actual and exclusive possession of all portions of the Leased Premises. There is not now pending or, to Company's Knowledge, contemplated any reassessment on real estate taxes or otherwise of any parcel included in the Leased Premises which would result in a Material Adverse Effect on the rent, additional rent or other sums and charges payable by Company under any Lease or pertaining to any Leased Premises. Company has not received notice of any breach or violation of any covenant, condition, restriction, right of way or easement, or any condemnation or eminent domain proceeding affecting the Leased Premises or part thereof .

         Those parts of the Leased Premises that the Company is required to maintain pursuant to the Lease are in reasonable working order and the Leased Premises are currently sufficient to enable the Leased Premises to continue to be used and operated in the manner currently being used and operated.

(7)      CONTRACTS AND OTHER DOCUMENTS.
         -----------------------------
         Company Disclosure Memorandum sets forth a list of all Contracts to which Company is a party with respect to the Business (other than real property Leases and employee contracts) which involve payment or receipt of more than Ten Thousand and 00/100 United States Dollars (US$10,000.00). Except for those Contracts or Leases to which Company is a party with respect to the Business which are listed on Company Disclosure Memorandum or which have been entered into by Company in the ordinary course of business and do not involve payment or receipt of more than Ten Thousand and 00/100 United States Dollars (US$10,000.00), Company is not a party to any Contract or similar document with respect to the Business. No material default by Company or any other party exists, or has been claimed or alleged by any Person with respect to any Contract, and no event that with notice or lapse of time or both would constitute a material default under any Contract or other instrument to which Company is a party or by which it is bound with respect to the Business. Other than as set forth on Company's Disclosure Memorandum, no consent, approval, claim, authorization or waiver from, or notice to, any Governmental Authority or other Person is required in order to maintain in full force and effect any of the Contracts to which Company is a party with respect to the Business. Company has listed on Company Disclosure Memorandum, those consents deemed by Company to be material consents, and such material consents have been obtained by Company, and copies thereof have been given to Buyer.

(8)      LABOR DIFFICULTIES.
         ------------------
         Company is not a party to any Contract with any labor organization or other representative of its employees with respect to the Business; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Company or Parent, threatened against Company with respect to the Business;
(iii) Company has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past five years with respect to the Business and, to the Knowledge of Company or Parent, no such labor strike, slow down, work stoppage or similar labor controversy is threatened with respect to the Business; (iv) no representation question has been raised respecting any of Company's employees with respect to the Business, nor, to the Knowledge of Company or Parent, are there any organizing activities or campaigns being conducted to solicit authorization from Company's employees to be represented by any labor organization and no such activity or campaign is threatened with respect to the Business; (v) no Claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any Governmental Authority is pending or, to the Knowledge of Company or Parent, threatened against Company or Parent with respect to the Business; (vi) Company with respect to the Business is not a party to, or otherwise bound by, any judgment, decree, injunction, rule or order relating to its employees or employment practices; (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, Company with respect to the Business has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees; and (viii) Company is in compliance in all material respects with all applicable Laws affecting employment and employment practices.

(9)      ERISA; EMPLOYEE BENEFIT PLANS.
         -----------------------------
         (a) Except as set forth in Company Disclosure Memorandum, to the extent applicable to the Business, neither Company nor any Affiliate of Company with respect to the Business (all of the above hereinafter individually and collectively called the "Entity"), nor any other company or entity which together with the Entity constitutes a member of the Entity's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or
(b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code (such group or groups and each member thereof hereinafter referred to individually and collectively as the "Group")), has at any time adopted or maintained, has any liability or is a fiduciary with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other benefit plan, program, Contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors, consultants or independent contractors of the Entity or the Group, or for the benefit of any other person or persons) including, without limitation, arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Entity or the Group, or with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria or other contribution, benefit or payment of any kind, or (iii) any employment, consulting, service or other Contract or agreement of any kind whatsoever (all such employee benefit plans and other benefit plans, programs, Contracts or arrangements and such employment, consulting, service or other Contracts or agreements whether written or oral hereinafter individually and collectively called the "Employee Benefit Plan(s)"). No Employee Benefit Plan is subject to Title IV of ERISA. No Entity and no member of the Group has completely or partially withdrawn, within the meaning of Title IV of ERISA, from any "multiemployer plan" within the meaning of Section 3(37) of ERISA (hereinafter, individually and collectively a "Multiemployer Plan") or any single employer plan (within the meaning of Section 4001(a)(15) of ERISA) which has two or more contributing sponsors at least two of whom are not under common control (hereinafter, individually and collectively, a "Single Employer Plan").

         (b) In addition, (i) there have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code with respect to any of the Employee Benefit Plans; (ii) no liability has been or is expected to be incurred by the Entity or the Group under Title IV of ERISA with respect to the Employee Benefit Plans; (iii) any and all amounts which the Entity or the Group are required to pay as contributions or otherwise, or with respect to the Employee Benefit Plans have been timely paid;
(iv) no Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue
Code), whether or not waived, and no Entity and no member of the Group has provided, or is required to provide, security to any Employee Benefit Plan; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under each Employee Benefit Plan which is subject to Title IV of ERISA or otherwise, does not exceed the current value of the assets of such Employee Benefit Plan allocable to such benefit liabilities; (vi) each of the Employee Benefit Plans has been established, maintained, operated and administered in accordance with its terms and all applicable Laws; (vii) each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Internal Revenue Code has been determined by the IRS to be so qualified and continues to be so qualified;
(viii) there are no pending, threatened or anticipated Claims involving any of the Employee Benefit Plans; (ix) the Entity and the Group have not incurred and will not incur any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA or any liability with respect to a Single Employer Plan under Section 4062, 4063 or 4064 of ERISA; (x) no notice of a "reportable event" within the meaning of Section 4043 of ERISA has been or is required to be filed with respect to any Employee Benefit Plan; (xi) neither the Entity nor the Group is a party to, or participates in, or has any liability or contingent liability with respect to any Multiemployer Plan or any Single Employer Plan; (xii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of additional events or acts) accelerate vesting of any benefits or any payments, increase the amount or value of any benefit or payment under any Employee Benefit Plan or result in the payment of or obligation to pay any "parachute payment" (within the meaning of Section 280G of the Internal Revenue
Code); and (xiii) neither the Entity nor the Group has any obligation or commitment to establish, maintain, operate or administer any Employee Benefit Plan not set forth in Company Disclosure Memorandum or to amend any Employee Benefit Plan so as to increase benefits thereunder or otherwise.

         (c) A true and complete copy of each of the Employee Benefit Plans (and all amendments thereto, whether currently effective or to become effective at a later date), all Contracts and agreements relating thereto, or to the funding thereof, and the most recent summary plan description thereof (including summaries of material modification) have been made available to Leisureplanet. Each Employee Benefit Plan sponsored or maintained by Company, and all Contracts and agreements relating thereto or to the funding thereof, can be unilaterally terminated without penalty by Company on no more than thirty (30) days' notice, and all obligations of Company with respect to all other Employee Benefit Plans can be unilaterally terminated without penalty by Company on no more than thirty
(30) days' notice. In the case of any Employee Benefit Plan which is not in written form, an accurate and complete description of such Employee Benefit Plan has been provided to Leisureplanet.

(10)     EMPLOYEES.
         ---------

         Company has made available to Buyer a true and complete list, by category, of all full-time employees, part-time employees, other employees and consultants of Company with respect to the Business, including any Contracts or agreements relating thereto, and a description of the rate and nature of all compensation payable by Company to, and the amount of vacation, sick days, personal days and other leave accrued by, each such person or entity. Buyer has been provided with access to true and complete (i) copies of all manuals and handbooks applicable to any current or former director, officer, employee or consultant of Company with respect to the Business, (ii) copies of all standard forms of employee trade secret, non-compete, non-disclosure and invention assignment agreements, together with a list of all agreements that deviate therefrom and a description of such deviation, and (iii) descriptions of all existing severance, accrued vacation or other leave policies or retiree benefits of any such employee or consultant. The employment or consulting arrangement of all such persons is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by Company, except as otherwise set forth on Schedule 5.4. No current or former employee of Company is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act. Except as set forth in Company Disclosure Memorandum, as of the Closing there will be no bonuses, profit sharing, incentives, commissions or other compensation of any kind, including, without limitation, severance benefits, and accrued vacation time or pay, due to or expected by present or former employees of Company with respect to the Business which have not been fully paid prior to such date or will be paid by Company after the Closing.

(11)     LICENSES AND PERMITS.
         --------------------
         Company has obtained, has fully paid for, and has, in full force and effect, all Licenses and Permits. Except as set forth in the Company Disclosure Memorandum, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension, modification, or limitation of any such Licenses and Permits and will not give to any Person any right to revoke, cancel, suspend, modify, or limit any such Licenses and Permits. Renewal of each of such Licenses and Permits has been timely applied for to the extent required under all Laws, and to the extent appropriate to protect renewal rights thereunder. There is no fact or event which is likely to prevent the renewal of any of the Licenses and Permits under existing Law or which, with the passage of time or the giving of notice or both, is likely to constitute a violation of the terms of any of the Licenses and Permits or of any applications or agreements made in connection therewith. All such Licenses and Permits are fully paid up to the Closing.

(12)     RECEIVABLES.
         -----------
         All of the Receivables of Company with respect to the Business arose from bona fide transactions in the ordinary course of business of Company, have not been discounted, and no counterclaim or right of set-off has been asserted with respect thereto. The Financial Statements accurately set forth the amounts of such Receivables in existence as of the date of the Financial

Statements, and any applicable reserves with respect to such Receivables are reflected in the Financial Statements.

(13)     ABSENCE OF UNDISCLOSED LIABILITIES.
         ----------------------------------
         Except as set forth in Company Disclosure Memorandum, as of September 30, 2000, Company has no material liability (individually or in the aggregate) with respect to the Business that is not fully reflected or disclosed in the Financial Statements which would be required to be disclosed or reflected in the Financial Statements in accordance with U.S. GAAP, and since September 30, 2000, Company has incurred no material liability (individually or in the aggregate) with respect to the Business other than in the ordinary course of business, and there is no material liability (individually or in the aggregate ) of Company which would have a Material Adverse Effect on the business, operations or financial condition of Company with respect to the Business.

         The accounts payable set forth in the balance sheet as of September 30, 2000 contained in the Financial Statements or arising subsequent to the date of such balance sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, in accordance with the respective invoices relating thereto.

(14)     COMPLIANCE WITH LAW.
         -------------------
         Since October 15, 1999, Company operated the Business in material compliance in all respects with all applicable Laws and neither Company nor Parent have received any written notice of any alleged violation by Company of any Laws relating to the Business.

(15)     INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS.
         -------------------------------------------
         Except as disclosed in Company Disclosure Memorandum, Company owns or possesses valid and binding licenses or other rights to use, whether or not registered, all Intellectual Property and Intangible Assets constituting a Transferred Asset. Company Disclosure Memorandum sets forth a complete and accurate list of all such registered Intellectual Property and Intangible Assets (identifying those owned and those licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements relating thereto. Except as disclosed in Company Disclosure Memorandum, Company is not required to pay any royalty, license fee or similar compensation with respect to such Intellectual Property or Intangible Assets in connection with the current or prior conduct of its Business. The use by Company of any of such Intellectual Property or Intangible Assets does not violate the proprietary rights of any other Person. No Person is infringing upon such Intellectual Property or Intangible Assets. Except as disclosed in Company Disclosure Memorandum, no Person, other than Company, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property or Intangible Asset. Trademarks and Domain Names are set forth on Schedules A, respectively, of the Trademark Assignment and Internet Domain Name Assignment attached hereto.

(16)     PENDING LITIGATION.
         ------------------

         There are no actions, suits, claims, enforcement actions, or proceedings relating to the Business (i) pending or, to Company's Knowledge or Parent's Knowledge, threatened against Company or any Person by reason of it or he being a director, Parent, or officer of Company and (ii) related to the Business, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would have a Material Adverse Effect on the business, financial position, or results of operations of Company relating to the Business or on Buyer's title to the Transferred Assets, in each case taken as a whole; nor is there outstanding any writ, order, decree, or injunction applicable to Company, the Business or Parent that (i) calls into question Company's or Parent's authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement.

(17)     TRANSFERRED ASSETS; OWNERSHIP OF ASSETS AND RIGHTS.
         --------------------------------------------------
         The assets, properties and rights included in the Transferred Assets together with the Leased Premises comprise substantially all of the assets, properties, and rights of every type and description, real, personal and mixed, tangible and intangible, used by Company exclusively in the conduct of the Business as conducted on the Closing Date.

         All material Personal Property of Company with respect to the Business is listed in the detailed fixed assets ledger of Company relating to the Business included in the Confidential Disclosure Memorandum. The portion of the Transferred Assets constituting fixed assets, taken as a whole, or individually, as to any piece of equipment currently valued for more than $5,000, are in good working order and repair for equipment of like type and age, reasonable wear and tear excepted.

         Except as set forth in Company Disclosure Memorandum, no material capital expenditures are contemplated by Company for the Business for current fiscal quarter ending December 31, 2000.

         There are no assets, properties or rights which are used both by the Business and the other activities of Company which are not being purchased by Buyer which are necessary for the conduct of the Business as it is currently being operated by the Company.

(18)     FINANCIAL STATEMENTS.
         --------------------
         Company has delivered to Leisureplanet and Buyer or its advisors the unaudited balance sheet of Company related to the Business together with the related statement of operations for the fiscal year ended September 30, 2000(the "Financial Statements"). The Financial Statements have been derived from the books and records of Company and were (i) prepared in accordance with the accrual method of accounting under U.S. GAAP as of the date involved and (ii) consistently applied to, throughout the period presented and fairly present, in all material respects, the assets, liabilities, and results of operations of Company with respect to the Business as of the respective date thereof and for the period indicated, subject, to normal fiscal year end adjustments in the ordinary course of business (none of which, individually or in the aggregate, are material). The Financial Statements as of September 30, 2000 reflect all Transferred Assets and Assumed Obligations, except for Transferred Assets acquired or sold and Assumed Obligations discharged or incurred after the date of such Financial Statements, in each case in the ordinary course of business.

(A)      RELATED PARTY TRANSACTIONS.
         --------------------------
         Except as disclosed in Company Disclosure Memorandum, no stockholder of Company and, to the Knowledge of Company, no director or officer of Company (i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of Company or any organization which has a material contract or arrangement with Company or (ii) has any contract or agreement with Company.

(19)     DELIVERY OF DOCUMENTS.
         ---------------------
         Company has heretofore delivered or made available to Leisureplanet true, correct and complete copies of all documents, instruments, agreements and records set forth on Schedule 3.1(t) which are referred to in this Article III, or in Company Disclosure Memorandum.

(20)     NO MISSTATEMENTS OR OMISSIONS.
         -----------------------------
         No representation or warranty by Company or Parent contained in this Agreement and no statement contained in Company Disclosure Memorandum or other document signed by Company or Parent, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

2        BUYER.
         ------
         Buyer has prepared and delivered to Company and Parent a disclosure memorandum (the "BUYER DISCLOSURE MEMORANDUM") setting forth any and all exceptions or supplemental information to the representations, warranties and covenants contained in Section 3.2 and Article V of this Agreement, and have delivered to Parent and Company documents and materials pursuant to or in connection with this Agreement, and any and all modifications or amendments to the documents and material as of the Closing have been or will be delivered to Parent and Company with Buyer Disclosure Memorandum. Subject to Buyer Disclosure Memorandum, Buyer hereby represents and warrants to Company and Parent that on the Closing Date:

(1)      ORGANIZATION AND QUALIFICATION.
         ------------------------------
         Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer is qualified or licensed to do business in those jurisdictions (which are identified in Buyer Disclosure Memorandum) where the conduct of its business requires it to be licensed or qualified, except where the failure to do so would not have a material adverse effect resulting from, related to or arising out of the imposition of any Taxes other than income or income based Taxes. Buyer has all requisite power and authority to own or lease those properties currently owned or leased by it, and to conduct those businesses presently conducted by it. Buyer's issued and outstanding shares are wholly owned by Leisureplanet.

(2)      AUTHORIZATION; NO RESTRICTIONS, CONSENTS OR APPROVALS.
         -----------------------------------------------------
         Each of Leisureplanet and Buyer have full power and authority to enter into and perform the Transaction Documents, and has taken all necessary corporate action to authorize the execution and delivery of the Transaction Documents and the performance by Leisureplanet and Buyer of its respective obligations hereunder and thereunder. The Transaction Documents have each been duly executed by Leisureplanet and Buyer and constitute the legal, valid, binding obligation of Leisureplanet and Buyer, enforceable, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. The execution and delivery of the Transaction Documents and the consummation by Leisureplanet and Buyer of the transactions contemplated herein, do not (i) conflict with or violate any of the terms of the Certificate of Incorporation and By-Laws of Leisureplanet, the Certificate of Formation, or the Certificate of Incorporation and By-Laws of Buyer or any applicable Law, (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which Leisureplanet or Buyer is bound or to which any property of Leisureplanet or Buyer is subject, or constitute a default thereunder, (iii) result in the creation or imposition of any Lien on any of the Purchase Price, or (iv) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other authorization from a Governmental Authority to which Leisureplanet or Buyer is a party or by which Leisureplanet or Buyer may be bound, or result in the violation by Leisureplanet or Buyer of any Laws to which Leisureplanet or Buyer or any assets of Leisureplanet or Buyer may be subject, which would have a material adverse effect on the transactions contemplated herein. No governmental or regulatory authorization, approval, order, consent, or filing is required, including, without limitation, any filings which may be required under the Laws, on the part of Leisureplanet or Buyer in connection with the execution, delivery, and performance of the Transaction Documents.

(3)      FINANCIAL STATEMENTS.
         --------------------
         Leisureplanet has delivered to Company the Leisureplanet Financial Statements, which include the audited balance sheet of Leisureplanet as of June 30, 2000, together with the related statements of operations for the year ended June 30, 2000. The Financial Statements have been derived from, and agree with, the books and records of Leisureplanet and were (i) prepared in accordance with generally accepted accounting principals in effect in the United States as of the dates involved and (ii) consistently applied to, throughout the periods presented and fairly present, in all material respects, the combined assets, liabilities, financial position and results of operations of Leisureplanet as of the respective dates thereof and for the periods indicated.

Since June 30, 2000, (i) no event, condition or circumstance has occurred that would have a material adverse effect on the business of Leisureplanet, or on the condition (financial or otherwise), results of operations or prospects of the Leisureplanet; and (ii) Leisureplanet has been conducted in the ordinary course and consistent with past practice.

(4)      PENDING LITIGATION.
         ------------------
         There no actions, suits, claims, enforcement actions, or proceedings pending or, to Buyer's knowledge, threatened against Buyer, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would have a material adverse effect on the business, financial position, or results of operations of Buyer; nor is there outstanding any writ, order, decree, or injunction applicable to Buyer that (i) calls into question Buyer's authority or right to enter into the Transaction Documents and consummate the transactions contemplated hereby or thereby, or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement or the other Transaction Documents.

(5)      COMPLIANCE WITH LAW.
         -------------------
         Leisureplanet's and Buyer's businesses have been operated, and on the Closing Date are, in material compliance in all respects with all applicable Laws, and to Leisureplanet's knowledge or Buyer's knowledge, neither Leisureplanet nor Buyer have received any written notice of any alleged breach of any Laws.

(B)      CAPITALIZATION OF LEISUREPLANET.
         -------------------------------
         The entire authorized capital stock of Leisureplanet consists of 48,000,000 shares of Class A Common Stock, $0.01 par value, of which 8,391,899 shares are duly authorized and validly issued and outstanding, 2,000,000 shares of Class B Common Stock, $0.01 par value, of which 946,589 shares are duly authorized and validly issued and outstanding and 5,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are issued and outstanding, and constitutes all of the issued and outstanding shares of capital stock of Leisureplanet of whatever class, series or designation. The securities of Leisureplanet are fully paid and nonassessable. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements, instruments, documents or commitments pursuant to which Leisureplanet is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities of Leisureplanet except as set forth in Leisureplanet Disclosure Memorandum. The Shares will be issued to Company at Closing free and clear of all Liens.

(C)      NO MISSTATEMENTS OR OMISSIONS
         -----------------------------
         No representation or warranty by Leisureplanet or Buyer contained in this Agreement and no statement contained in Buyer Disclosure Memorandum or other document signed by Leisureplanet or Buyer, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

ENVIRONMENTAL MATTERS.

         Company is in compliance in all material respects with all applicable Environmental Laws and all Company Permits required by Environmental Laws. All known past noncompliance, if any, of Company with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability. Company has not released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company, in violation of any Environmental Law.

IV       ADDITIONAL COVENANTS.

         From and after the Closing, the parties hereto shall be bound by the following covenants:

1        COVENANT NOT TO COMPETE.
         ------------------------

         (A) In order to induce Leisureplanet and Buyer to enter into and perform this Agreement, Company on behalf of itself, and Parent on behalf of itself and each Affiliate of Parent, agrees that, for a period of two (2) years beginning on the Closing Date (the "RESTRICTED PERIOD"), it shall not, without the prior written consent of Leisureplanet and Buyer, for its own account or jointly or in combination with another Person, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise: (i) engage in a business that is the same as, or similar to, or directly competes with the Business as conducted by Company on the Closing Date; or (ii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by Company solely with respect to the Business at the Closing Date to leave such employment, whether or not such employment is pursuant to a written contract or otherwise.

         (B) Notwithstanding anything herein to the contrary, and subject to the further provisions of this Section 5.1(b) it shall not be a breach of the covenants contained in Section 5.1 for Parent and Company to continue to operate worldwide the business of Parent and its Affiliates as the same are currently operated and to expand worldwide business of Parent and its Affiliates provided, that neither Parent nor Company shall expand in violation of Section 5.1(a).

1.3      PURCHASE OF PRODUCTS FROM PARENT.
         ---------------------------------
         In order to induce Leisureplanet and Buyer to enter into and perform this Agreement, Company on behalf of itself, and Parent on behalf of itself and each Affiliate of Parent, agrees that Parent shall continue to sell to Buyer, at Parent's cost, any and all goods or products of the kind and nature the Parent has, in the past, provided to Company in the following amounts: $150,000.00 in 2001, $225,000 in 2002 and $340,000 in 2003 .

1.4      PROVIDING OF WEB-HOSTING SERVICES.
         ----------------------------------
         In order to induce Leisureplanet and Buyer to enter into and perform this Agreement, Company on behalf of itself, and Parent on behalf of itself and each United States Affiliate of Parent, agrees that Parent shall continue to provide, through itself or third-party service providers and at no cost to Buyer, any and all web-hosting services of the kind and nature the Parent has, in the past, provided to Company through September 30, 2001.

2        EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.
         --------------------------------------
(1)      EMPLOYEES.
         ---------
         For purposes of this Section 5.4, "EMPLOYEES" are hereby defined as follows: (i) all persons employed by Company with respect to the Business immediately before the Closing Date; and (ii) all employees of Company who are absent from work with the Business on account of sickness or leave of absence on the Closing Date and who are reasonably expected to return to active employment within ninety (90) days following the date such employee was first absent from employment, or for whom an obligation to rehire exists under applicable laws.

(2)      EMPLOYEES' EMPLOYMENT.
         ---------------------
         Prior to and effective as of the Closing Date, Company has accepted the voluntary resignation of Greg S. Liegey and Robyn C. Liegey (the "Liegeys") and released the Liegeys from their obligations not to compete with Company following the termination of their employment with Company. With respect to all Employees other than the Liegeys, prior to and effective as of the Closing Date, Company shall terminate the employment of each of the Employees, except for the individuals set forth on Schedule 5.4. Buyer shall offer employment, effective on the Closing Date, to each of the Employees. As of the Closing Date, Company shall not be responsible for wages, salaries and other employee benefits for Employees for service of such Employees with Buyer that accrue or are incurred or arise on or after the Closing Date, all of which shall be the responsibility of Buyer. The active participation (other than continuation of group health plan coverage under Section 4980B of the Internal Revenue Code or other applicable
Laws) of all Employees in each Employee Benefit Plan shall cease on the Closing Date.

(3)      WORKER'S COMPENSATION.
         ---------------------
         On and after the Closing Date, Buyer shall assume liability under workers' compensation laws for claims incurred on or after the Closing Date with respect to Employees. Company shall remain liable for all workers' compensation claims incurred prior to the Closing Date. A claim for worker's compensation benefits shall be deemed to be incurred upon the occurrence of the event giving rise to such claim.

(4)      ANNUAL BONUSES AND OUTSTANDING COMMISSIONS.
         ------------------------------------------
         No bonuses are due or owing for the current fiscal year to any Employee or officer of Company with respect to the Business.

(5)      ADMINISTRATION.
         --------------
         Buyer and Company shall each make its appropriate employees and data regarding employee benefit coverage available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting, its employees.

3        USE OF NAME.
         ------------
         At the Closing Company, Parent and its Affiliates shall cease using the names "Fantasy Sports" and "Fantasy Nascar" or any derivatives or confusingly similar names on any stationery or for any other on-going business purposes.

4        FURTHER ASSURANCES.
         -------------------
         At the Closing and from time to time after the Closing, at the reasonable request of Buyer and without further consideration on reasonable prior notice, Company will promptly execute and deliver to Buyer such certificates, instruments of perfection and other instruments of sale, conveyance, assignment, and transfer, and take such other perfection and other instruments of sale, conveyance, assignment, and transfer, and take such other action as may reasonably be requested by Buyer to more effectively sell, convey, assign, and transfer to and vest in Buyer or to put Buyer in possession of, the Transferred Assets (including permits, registrations, regulatory approvals, licenses and certificates) free and clear of all Liens as provided for herein. In addition, upon Buyer's consent and request, Company will also take such actions as may be necessary (including, without limitation, refraining from assigning to others or terminating or otherwise failing to perform under any contract of Company relating to the Business for fifteen (15) calendar days after Closing) to assign to Buyer any Contracts of the Company relating to the Business that were not listed on Company Disclosure Memorandum. Buyer, at its expense, agrees to maintain the books and records of the Business, and to maintain the computer software licenses to access the computer records of the Business, and agrees to provide Company and Parent with access (upon Company's request) to such book, records, software and computer records for a period not to exceed the applicable statute of limitations for any Tax inquiries or audits. Buyer, at its expense, agrees to also provide Company with copies of all such books and records upon Company's request, and with assistance of Buyer's personnel to permit Company to timely respond to and comply with such inquiries and audits.

V        THE CLOSING.
         ------------
         At the Closing, each party hereto will deliver to other parties hereto the Transaction Documents to which it is a party, in accordance with the Closing Agenda, which is attached hereto as Exhibit H.

VI       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
         ------------------------------------------------------------

1        SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.
         ---------------------------------------------------------
         The representations, warranties, covenants, agreements and indemnities of the parties contained in this Agreement will survive any investigation prior, on or subsequent to the date of this Agreement made by any party or its representatives and the consummation of the transactions contemplated in this Agreement and will continue in full force and effect until the date that is two
(2) years from the Closing Date (the "SURVIVAL Period"); PROVIDED, HOWEVER, that the Survival Period will be extended automatically to include any time period necessary to resolve a claim for indemnification which arises out of any written notice to Buyer Indemnitor or Seller Indemnitor advising such Indemnitor of the facts or circumstances that may give rise to a claim for indemnification, provided notice was delivered before expiration of the Survival Period. Liability for any item will continue until the Claim will have been finally settled, decided or adjudicated.

2        INDEMNIFICATION BY COMPANY AND PARENT.
         --------------------------------------
         In accordance with and subject to the further provisions of this
Article VII, Parent and Company (each, a "BUYER INDEMNITOR") will, jointly and severally, indemnify and hold harmless Leisureplanet, Buyer and its Affiliates, and their respective officers, directors, agents and employees (collectively, "BUYER INDEMNITEES"), up to an aggregate amount of $1,000,000, from and against and in respect of any and all loss, damage, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (the "INDEMNIFIED LOSSES") suffered or incurred by any one or more of Buyer Indemnitees by reason of, or arising out of:

            (1) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement or covenant of Company or Parent contained in or contemplated by this Agreement.

            (2) all liabilities and obligations of, or claims, demands or actions against, the Business, or the Transferred Assets, whether known or unknown, accrued, absolute, contingent or otherwise, existing (i) as of the date of this Agreement or (ii) at any time hereafter with respect to periods on or prior to the Closing (however, to the extent such relate to periods prior to and after the Closing, such indemnity shall be proporationate between Company and Buyer), in any case under this Section 7.2(b) to the extent not an Assumed Obligation; and

          (A) the ownership, operation or conduct of the Excluded Assets.

1.5      ESCROW FUND; NON-EXCLUSIVE REMEDY.
         ----------------------------------
         On the Closing Date, Buyer shall deliver to the Escrow Agent the Escrow Fund. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms set forth therein and shall be available to compensate Buyer Indemnitees pursuant to the indemnification obligations of Parent and Company; provided, however, that the parties expressly agree that the Escrow Fund is not intended to limit the remedies or recovery of such parties in connection with any breach of any representation, warranty, covenant or agreement made by Parent or Company under this Agreement, and recovery under the Escrow Agreement shall neither be the sole nor exclusive remedy hereunder.

1.6      ESCROW PERIOD.
         --------------
         Buyer shall release to Company or Parent, upon notification by Parent, on a pro rata basis any portion of the Escrow Fund remaining in escrow on the first anniversary of the Closing Date (the "ESCROW PERIOD"); provided, however, that a portion of the Escrow Fund that is necessary to satisfy any unsatisfied claims on the Escrow Fund prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in escrow until such claims have been resolved.

1.7      CLAIMS UPON ESCROW.
         -------------------
         (A) Upon delivery to Parent on or before (i) the last day of the Escrow Period or (ii) thirty (30) days following the discovery of an event or events giving rise to Damages in an aggregate amount greater than $50,000 (provided however, that once the aggegate amount of claims exceeds $50,000, than the Indemnified Person will have the right to recover the full amounts due without regard to the threshold up to an aggregate amount of $250,000), whichever is earlier, of a certificate signed by any officer of Buyer (an "CLAIM NOTICE") specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation or breach of representation, warranty, covenant or agreement made by Company or Parent under this Agreement, the Escrow Agent (as defined in the Escrow Agreement) shall, subject to the provisions of Sections 7.6 and 9.13 hereof, remove for the benefit of Buyer, or the benefit of the other Indemnified Persons, a portion of the Escrow Fund equal to such Damages in accordance with the Escrow Agreement. Notwithstanding any other provision of this Agreement, any material delay in delivery to Parent of an Claim Notice in the manner prescribed herein shall constitute full waiver and release, with prejudice, by Buyer Indemnitees' to any and all remedies otherwise arising from or relating to the matters for which relief is sought.

1.8      OBJECTIONS TO CLAIMS.
         ---------------------
         (A) At the time of delivery of any Claim Notice to Parent and for a period of thirty (30) days after delivery to Parent of such Claim Notice, the Escrow Agent shall not remove for the benefit of Buyer any portion of the Escrow Fund unless it shall have received written authorization from Parent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall remove for the benefit of Buyer the appropriate portion of the Escrow Fund in accordance with Section 7.3 hereof, provided that no such delivery may be made if Parent shall object in a written statement to the claim made in the Claim Notice, and such statement shall have been delivered to Buyer prior to the expiration of such thirty (30) day period.

3        INDEMNIFICATION BY LEISUREPLANET AND BUYER.
         -------------------------------------------
         Leisureplanet and Buyer will jointly and severally indemnify and hold harmless Parent and Company and their Affiliates, respective officers, directors, agents and employees (the "SELLER INDEMNITEES"), for any Indemnified Losses suffered or incurred by any of such Seller Indemnitees by reason of, or arising out of:

            (B) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Leisureplanet or Buyer (including the agreements of Leisureplanet and Buyer in Section 3.2) contained in or contemplated by this Agreement; or

            (C) the failure of Leisureplanet or Buyer to perform any Assumed Obligation, or claims, demands or actions against, the Business, or the Transferred Assets, whether known or unknown, accrued, absolute, contingent or otherwise, existing at any time hereafter with respect to periods after the Closing (however, to the extent such relate to periods prior to and after the Closing, such indemnity shall be proporationate between Company and Buyer), in any case under this Section 7.7(b) to the extent not an Excluded Obligation.

1.9      ENFORCEMENT OF AGREEMENT--INDEMNIFICATION
         -----------------------------------------
            In the event an Indemnitee seeks to enforce a provision of the Agreement and the Indemnitor rejects liability under such provision, the party enforcing such right shall be entitled to indemnity for any and all fees, expenses and judgments incurred if it is successful, pursuant to the procedures of Section 9.13, in proving the other party's liability.

4        INDEMNIFICATION PAYMENTS.
         -------------------------
            All indemnity payments, whether by Leisureplanet, Buyer, Company or Parent, to be made under this Agreement shall be made in immediately available funds.

5        DEFENSE OF CLAIMS.
         ------------------
            (1) If any Claim by a third party arises after the Closing Date for which Buyer Indemnitors may be liable under the terms of this Agreement, then Seller Indemnitees will notify Buyer Indemnitors in accordance with the provisions of this Section 7.10, and will give such Buyer Indemnitors a reasonable opportunity: (i) to conduct any proceedings or negotiations in connection with the Claim and necessary or appropriate to defend such Seller Indemnitees; (ii) to take all other steps or proceedings required to settle or defend any Claim; and (iii) to employ counsel reasonably acceptable to such Seller Indemnitees to contest any Claim in the name of such Seller Indemnitees or otherwise. Subject to Section 7.10(b), the expenses of all proceedings, contests or lawsuits with respect to the Claims will be borne by Buyer Indemnitors.

            (2) If any Claim by a third party arises after the Closing Date for which Seller Indemnitors may be liable under the terms of this Agreement, then the Buyer Indemnitee will notify the Seller Indemnitors in accordance with the provisions of this

Section 7.10, and will give such Seller Indemnitors a reasonable opportunity:
(i) to conduct any proceedings or negotiations in connection with the Claim and necessary or appropriate to defend the such Buyer Indemnitees; (ii) to take all other steps or proceedings required to settle or defend any Claim; and (iii) to employ counsel reasonably acceptable to such Buyer Indemnitees to contest any Claim in the name of such Seller Indemnitees or otherwise. Subject to Section 7.10(b), the expenses of all proceedings, contests or lawsuits with respect to the Claims will be borne by Seller Indemnitors.

            (3) Notwithstanding Section 7.10(a) or (b) if (i) a Buyer Indemnitee or a Seller Indemnitee determines in good faith that there is a reasonable probability that such a Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification hereunder, or (ii) the Claim seeks injunctive or similar relief, or (iii) it is a Claim brought or initiated by a Governmental Authority, such Indemnitee may, by notice to Buyer Indemnitor or the Seller Indemnitor, as applicable, assume the exclusive right to defend, compromise or settle such Claim, and such Indemnitor shall be obligated to reimburse the legal fees, costs and expenses of that defense.

            (4) If Buyer Indemnitor or Seller Indemnitor does not assume the defense of, or if after so assuming such Indemnitor fails to defend, any such Claims, then Buyer Indemnitees or Seller Indemnitees, as applicable, may defend against any Claims in the manner they may deem appropriate and such Indemnitees may settle any Claims on the terms they deem appropriate, and such Indemnitor will promptly reimburse such Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by such Indemnitees in connection with the defense against and settlement of any Claims. If no settlement of any Claims are made, such Indemnitor will satisfy any judgment rendered with respect to any Claim, before such Indemnitees are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by such Indemnitees in the defense of any claim or action.

            (5) If a judgment is rendered against any Buyer Indemnitees or Seller Indemnitees in any Claim covered by the indemnification under this Agreement, or any Lien in respect of any judgment attaches to any of the assets of any such Indemnitees, Buyer Indemnitor or Seller Indemnitor, as applicable, will immediately upon any entry or attachment pay the relevant judgment in full or discharge the relevant Lien unless, at the expense and direction of such Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed. If and when a final judgment is rendered in any action, such Indemnitor will forthwith pay any judgment or discharge any Lien before any of such Indemnitees is compelled to do so.

            (6) Any notice required to be given to a Buyer Indemnitor or a Seller Indemnitor pursuant to Section 7.10(a) shall be given no later than the latter of: (i) the end of the first half of the term within which an answer or other response to the Claim is required to be made (the "ANSWER PERIOD") and
(ii) two (2) Business Days after receipt by a Buyer Indemnitee or a Seller Indemnitee, as applicable, of notice of the action. Such Indemnitor shall assume the defense of any Claim, if at all, by notice to such Indemnitees no later than the earlier of: (i) the end of the second third of the Answer Period and (ii) three (3) Business Days prior to the date by which an answer or other response to the Claim is required to be made. Such Indemnitor's failure to notify such Indemnitees within the specified time shall be conclusively deemed an election by such Indemnitor not to assume such defense. Any failure by such Indemnitees to give the requisite notice within the time specified in this Section 7.10(f) will not relieve an Indemnitor of the obligation to indemnify Indemnitees pursuant to this Article VII except to the extent that the defense of any Claim is materially prejudiced by the delay.

            (7) The Indemnitor or the Indemnitee, as appropriate, shall have the right to participate in the defense of any Claim related to a loss that is the subject of indemnification at its sole cost and expense and the cost and expense of that participation shall not be a loss that is indemnified.

6        REMEDIES EXCLUSIVE; DUTY TO MITIGATE.
         -------------------------------------

            (1) The right to indemnification, if any, with respect to breaches of representations, warranties and covenants pursuant to this Article VII shall constitute the sole and exclusive remedy with respect thereto, shall preclude any other monetary award (whether at law or in equity), and shall preclude assertion by any party hereto of any right to any such monetary award from the other party, other than in the case of fraud or intentional misconduct, in which case each Person shall have all such remedies as may be available at law, in equity or otherwise. Nothing in this Article VII shall limit the remedies available to a party to enforce its right to indemnification or to injunctive relief.

            Each indemnified party shall cooperate with each indemnifying party with respect to resolving any actual or potential Indemnified Losses arising out of, attributable to, or resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements of the other relevant parties hereto, including by making such commercially reasonable efforts to mitigate any or all such Indemnified Losses as the indemnified party would reasonably use in mitigating its own losses (assuming it were not indemnified hereunder). In the event that any indemnified party shall fail to make such efforts as are described in the preceding sentence, then, notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any Person to the extent of any or all of the Indemnified Losses that could reasonably have been avoided if the indemnified party had made such efforts, but only to that extent.

7        SUBROGATION.
         ------------

            (1) Any indemnifying party shall be subrogated to any right of action which the indemnified party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

VII      BROKERAGE.
         ----------

1        FINDERS AND BROKERS FEES.
         -------------------------
         Except for David Furr, who was retained by Company, neither Buyer nor Company has dealt with any broker or finder in connection with any of the transactions contemplated by this

Agreement, and, insofar as it knows, no broker or other person is entitled to any compensation including, without limitation, a commission or finder's fee, in connection with any of these transactions. Company shall pay all fees due to David Furr. The parties each agree to indemnify and hold harmless one another against any loss, Liability, damage, cost, Claim, or expense incurred by reason of any compensation, including, without limitation, brokerage, commission, or finder's fee, alleged to be payable because of any act, omission, or statement of the indemnifying party.

VIII     GENERAL PROVISIONS.
         -------------------

1        SALES AND TRANSFER TAXES.
         -------------------------
         Company and/or Parent shall pay any and all taxes, federal, state, or local, in the nature of income, sales, use, transfer gains, conveyance, recording, ad valorem, stamp, transfer and any similar tax, fee or duty required to be paid in respect of the conveyance, assignment, or transfer to Buyer of the Transferred Assets and the filing and recording thereof.

2        NO THIRD PARTY BENEFICIARIES.
         -----------------------------
         Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person (including, but not limited to, any employee or former employee of Company) other than the parties hereto, and no other Person shall have any rights or remedies hereunder. Except as provided in Section 7.10, the Seller Indemnitees and Buyer Indemnitees shall have no rights or remedies hereunder.

3        EXPENSES OF THE PARTIES; CERTAIN LITIGATION.
         --------------------------------------------
         All expenses involved in the preparation, authorization, and consummation of this Agreement, incurred up to and including the Closing, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith, shall be borne solely by the party who shall have incurred the same, and the other parties shall have no liability in respect thereof; provided, however, that nothing herein shall be construed to release or impair any claim for damages by any party. No such fees and expenses of Company or Parent are included as Assumed Obligations.

4        AMENDMENT AND WAIVER.
         ---------------------
        This Agreement may not be changed or terminated orally. No waiver of compliance with any provision or condition hereof, and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

5        MISCELLANEOUS.
         --------------
         The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument.

6        BINDING EFFECT.
         ---------------
         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective administrators, legal representatives, successors and permitted assigns.

7        PUBLICITY.
         ----------
         The parties hereto expect to make a public announcement of the transactions contemplated herein as soon as practicable after the Closing pursuant to separate press releases in the forms substantially similar to the forms exchanged by Leisureplanet and Parent. Until the Closing and thereafter, all general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Business and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Parent and Leisureplanet; PROVIDED, HOWEVER, that each of Leisureplanet and Buyer, and Company and Parent shall be entitled to make a public announcement relating to the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with Law or any Environmental Law or applicable stock exchange rules and regulations (in which case the disclosing party shall use its best efforts to provide the other party with as much advance notice as possible with respect to the reasons for and text of such announcement and to make such announcement no more extensive than is necessary to meet the minimum requirement imposed on the party making such announcement).

8        COMPLETE AGREEMENT.
         -------------------
         This Agreement and the Exhibits and Schedules and other documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous negotiations, commitments, and writings.

9        NOTICES.
         --------
         Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement (each a "NOTICE") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given
(i) when personally delivered, or (ii) upon delivery by a internationally recognized overnight courier service which provides evidence of delivery, or
(iii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party at that party's address as it appears below or another address of which that party has given notice, or (iv) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

         Notice to Leisureplanet or Buyer shall be sufficient if given to:

                  Leisureplanet Holdings, Ltd.
                  6100 Glades Road, Suite 305
                  Boca Raton, Florida 33434
                  Attn: Clive Kabatznik
                  Fax: (561) 479-0757

         With a copy to:
                  Parker Chapin LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, New York 10174
                  Attn: Henry I. Rothman, Esq.
                  Fax: (212) 704-6288
         Notice to Company and/or Parent shall be sufficient if given to:

                  Action Performance Companies, Inc.
                  4707 East Baseline Road
                  Phoenix, Arizona 85040
                  Attn: Chief Financial Officer
                  Fax: (602) 337-3825
         with a copy to:

                  Greenberg Traurig LLP
                  One East Camelback Road, Suite 1100
                  Phoenix, Arizona 85012
                  Attn: Robert S. Kant, Esq.
                  Fax: (602) 263-2350


10       ASSIGNMENT.
         -----------
         Except as expressly provided herein, this Agreement and any rights pursuant hereto shall not be assignable by any party without the prior written consent of the other party. Except as provided in the previous sentence, this Agreement and all of the rights and obligations hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11       SEVERABILITY.
         -------------
         If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provisions had not been contained herein.

12       CHOICE OF LAW; CHOICE OF FORUM.
         ------------------------------
(1)      APPLICABLE LAW.
         --------------
         All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York, United States of America.

(2)      DISPUTE RESOLUTION.
         ------------------
         Any and all disputes arising out of or related to this Agreement including, without limitation, questions concerning the construction, enforceability, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, any dispute which relates to the confidential or proprietary information of any party hereto, will be initially mediated in accordance with the dispute resolution procedures set forth in Section 9.13 below and Exhibit F. No provision of, or the exercise of any rights, under Section 9.13 and Exhibit F shall limit the right of any party pursue all legal remedies available to them, or obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction before, during or after the pendency of any alternative dispute resolution.

1.10     RESOLUTION OF CONFLICTS; ARBITRATION.
         -------------------------------------

         (A) In case any party ("First Party") shall so object to any claim or claims by another party ("Second Party"), the Second Party shall have thirty
(30) days after receipt of an objection by the First Party to respond in a written statement to the objection of the First Party. If after such thirty (30) day period there remains a dispute as to any claims, the First Party and the Second Party shall attempt in good faith for forty-five (45) days to agree upon the rights of the respective parties with respect to each of such claims. If the First Party and the Second Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

         (B) If no such agreement can be reached after good faith negotiation, either party may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement.

         Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in the State of New York under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 9.13, in any arbitration hereunder in which any claim or the amount thereof stated is at issue, the First Party shall be deemed to be the "Non-Prevailing Party" unless the arbitrators award the First Party at least one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Second Party shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

                                              ACTION PERFORMANCE COMPANIES, INC.


                                              By:/s/ R. David Martin
                                                --------------------------------
                                                Name: R. David Martin
                                                Title: Chief Financial Officer


                                             GORACING INTERACTIVE SERVICES, INC.


                                              By:/s/ R. David Martin
                                                --------------------------------
                                                Name: R. David Martin
                                                Title: Vice President


                                             LEISUREPLANET HOLDINGS, LTD.


                                              By: /s/ Clive Kabatznik
                                                --------------------------------
                                                Name: Clive Kabatznik
                                                Title: Chief Executive Officer


                                             FANTASY SPORTS, INC.


                                              By:/s/ Clive Kabatznik
                                                --------------------------------
                                                Name: Clive Kabatznik
                                                Title: Chairman